Free Writing Prospectus

Filed Pursuant to Rule 433

Dated May 10, 2013

Registration Statement Nos. 333-171922,

and 333-171922-01

FORD CREDIT

SAN FRANCISCO INVESTOR PRESENTATION
FLOORPLAN SECURITIZATION
MAY 2013

Free Writing Prospectus

Registration Statement Nos. and 333-171922 and 333-171922-01
Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors")
Ford Credit Floorplan Master Owner Trust A (the "issuer")

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 212-723-6171.

DISCUSSION AGENDA

FLOORPLAN SECURITIZATION
FORD CREDIT FLOORPLAN OVERVIEW

- Ford Credit has been financing dealer vehicle inventory since 1959
- Ford Credit provides financing for about 80%* of Ford and Lincoln dealer inventory, or approximately 2,700 dealers
- Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold
- Ford Credit regularly audits dealer inventory and sales records by VIN to verify each receivable is paid following the sale of the financed vehicle
- Ford Credit's underwriting of dealers is independent of Ford; however, its access to dealer information through the Ford relationship significantly enhances its ability to manage risk
- Ford Credit's risk management practices have contributed to very low losses

* Excluding fleet dealer sales

FLOORPLAN SECURITIZATION TRUST OVERVIEW

FORD CREDIT

- **Ford Credit has had a publicly registered floorplan securitization program for over 20 years**

- **The current Trust was established in 2001 using a master trust structure similar to a revolving credit card securitization trust**

- **Over 91%* of Ford Credit's total floorplan portfolio is designated to the Trust**

- **The Trust regularly issues:**
  - **Publicly registered and Rule 144A term notes**
  - **Privately placed term and variable funding notes**

* As of March 31, 2013

FLOORPLAN SECURITIZATION PERFORMANCE OVERVIEW

FORD CREDIT

- Ford Credit's floorplan portfolio has experienced very low losses -- primarily a function of strong risk management practices and servicing:
  - Continuous dealer monitoring of dealer financial health, payment performance, and the status of vehicle collateral -- actions intensify as risk increases
  - Proprietary risk rating assessment and behavioral scoring models
  - Leveraging access to dealer information through Ford relationship

FLOORPLAN SECURITIZATION PERFORMANCE OVERVIEW

Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance (1)(2)(3)*


Losses
Recoveries
0.151%
0.353%
-0.087%
-0.021%
-0.025%
-0.055%
-0.009%
2008
2009
2010
2011
2012
Mar-12 YTD
Mar-13 YTD

Trust Net Losses (Recoveries) as a Percent of Average Principal Balance (3)(5)(6)(7)*


No Trust losses realized -- although not required, elected to remove receivables from accounts classified as status
0.000%
0.000%
0.000%
0.000%
0.000%
0.000%
0.000%
2008
2009
2010
2011
2012
Mar-12 YTD
Mar-13 YTD

3 Month Average of Monthly Principal Payment Rate


Memo: Days Supply**
73
120
143
Payment rate triggers
Payment Rate
60%
55%
50%
45%
40%
35%
30%
25%
20%
15%
10%

U.S. Floorplan Portfolio Dealer Risk Ratings


Percent of Principal Balance
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12
Mar-13
Other***
Group IV
Group III
Group II
Group I

* See Appendix - Loss Experience slide footnotes

** Estimated days supply derived from payment rate

*** Other includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer

FLOORPLAN SECURITIZATION STRUCTURE OVERVIEW

FORD CREDIT



% of Receivable Balance
Class A Notes ("AAA")
76.5%
Class B Notes ("AA")
3.5%
Class C Notes ("A")
5.0%
Class D Notes ("BBB")
3.0%
Subordinated Interest Amount
12.0%
Reserve Account
0.9%
Excess Spread (per annum)
Total Class A Enhancement ~24.4%

- Credit enhancement in our floorplan securitization program includes:
  - Subordination of junior notes
  - Required subordinated amount
  - Cash reserve
  - Excess spread
- The structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limit

	Concentration Limit	Incremental Subordination * ($Mils.)
Ineligible receivables	n/a	$ 22.5
Dealer concentration (5% for AutoNation)	2%	0.0
Used vehicle concentration	20%	0.0
Fleet concentration	4%	0.0
Medium/Heavy truck concentration	2%	0.0
Manufacturer concentration (2% or 6% for lower rated manufacturers)	10%	0.0
	Total:	$ 22.5

* As of March 31, 2013

FLOORPLAN SECURITIZATION KEY TRIGGERS

Ford | FORD CREDIT

Amortization Triggers

- Average monthly principal payment rate for the three preceding collection periods is less than 21%
- The cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months
- The available subordinated amount is less than the required subordinated amount
- Bankruptcy of a depositor, Ford or Ford Credit (Chapter 7 or Chapter 11)

Enhancement Step-Up Trigger

- Payment rate trigger layer of 25%
- Subordination factor steps up 4 percentage points or reserve fund increases by same amount as required subordination increases if trigger is breached

FLOORPLAN SECURITIZATION OUTSTANDING SERIES*

FORD CREDIT

	Private Variable Funding Notes	Legacy Public Term Structures	Current Public Term Structure
Series	2006-1, 2010-4, 2012-3	2010-2, 2010-3, 2010-5, 2011-1	2011-2, 2012-1, 2012-2, 2012-4, 2012-5, 2013-1, 2013-2
Amount Outstanding ($Bils.)	$ 0.7	$ 2.9	$ 7.4
Senior Hard Enhancement Class A Notes	25.75%	25.88% - 29.81%	24.38%
Maturity Ranges	Apr '13 - Mar '14	Sept '13 - Feb '15	Sept '13 - Mar '20

- Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity
  - Capacity $3.6 billion
- Legacy public structures reflect evolving rating agency criteria, changes to subordination structure, and introduction of payment rate step-up trigger

Trust Balance ($Bils.)	
- Total Funding:	$ 11.0
- Total Assets:	$ 16.0
- Unfunded Assets:	$ 3.2

* As of March 31, 2013

FLOORPLAN SECURITIZATION
BREAKEVEN ANALYSIS FOR CLASS A NOTES

FORD CREDIT



Monthly Principal Payment Rate (MPR)
Loss Stress Scenario
Historical Portfolio MPR
Lowest MPR: 28.9% (November 2008)
22.5%
12.5%
MPR Performance
3m Avg. Credit Enhancement Step-up Trigger
3m Avg. Early Amortization Trigger
Stress Scenario MPR Performance *



Historical Portfolio Annual Net Loss Performance
Highest Annual Loss: 0.35% (2009)
32%**
44%**
Loss Performance
Stress Scenario Loss Performance *
6-month stress period

Memo: Note Balance: 100% 71% 51% 37% 27% 20% 15% 0%

* S&P Class A notes stress scenarios based on stated methodology detailed in S&P's FORDF Series 2013-1 presale report; assumes all remaining vehicles liquidate at a 50% severity rate at month 7

** Annualized

FLOORPLAN APPENDIX

FLOORPLAN SECURITIZATION
TYPICAL DEALER STRUCTURE

FORD CREDIT



Personal guarantees from most dealers
Dealer Principal
Secondary Collateral
Assets
• Stocks, bonds, cash
• Non-dealer real estate
• Other assets, for example, boat, plane, jewelry and furniture
Holding Company
Real Estate Holding Company
Dealer (Borrower)
Secondary Collateral
Assets
• Unfloored used inventory
• Furniture, fixtures, parts, accessories and equipment
• Dealer net worth
Secondary Collateral
Assets
• Land
• Buildings
Primary Collateral
• Financed new and used vehicles

- **Structure**
  - Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations
  - Many dealers use a holding company structure similar to the one shown here. In most cases, Ford Credit obtains guarantees at all levels of ownership
- **Collateral**
  - The financed vehicles are the primary collateral for dealer floorplan loans
  - For most dealers, Ford Credit also obtains personal guarantees and secondary collateral* in the form of additional dealer assets, including dealer adjusted net worth and real estate equity
  - Dealers have significant "skin in the game," which provides a strong incentive for dealers to repay floorplan loans

* Secondary collateral is used in assessing the creditworthiness of a dealer; however, it is not used in assignment of risk rating.

FLOORPLAN SECURITIZATION
CAPTIVE FINANCE COMPANY BENEFITS

- **Integrated Systems Enable Real Time Controls**


Ford
North American Vehicle Information System
2. Information on sold vehicles reported to Ford Credit and matched to floorplan receivables
Ford Credit
Dealer Floorplan Receivables System
1. Dealer reports vehicle sale to obtain:
- Warranty registration
- Manufacturer incentives
3. Dealer pays off floorplan receivables
Dealer

- **Other captive finance company benefits:**
  - **Access to monthly dealer financial statements allows monitoring of dealer financial strength**
  - **Aligned sales, production and inventory objectives between Ford and Ford Credit**
  - **Dealer monitoring by both Ford and Ford Credit**
  - **Joint Ford and Ford Credit discussions with dealers on various aspects of the business**
  - **Comparative dealership benchmarking between dealerships of like size or in similar markets**

FLOORPLAN SECURITIZATION
FLOORPLAN PORTFOLIO PERFORMANCE

FORD CREDIT

Loss Experience of Ford Credit's Dealer Floorplan Portfolio

		Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
				(Dollars in Millions)				
Ford Credit Portfolio	Average principal balance (1)	$16,808	$ 13,874	$13,800	$12,199	$11,556	$10,434	$15,280
	Net losses (recoveries) (2)	$ (0.4)	$ (1.9)	$ (3.5)	$ (2.6)	$ (10.1)	$ 36.8	$ 23.1
	Net losses/average principal balance (3)	-0.009%	-0.055%	-0.025%	-0.021%	-0.087%	0.353%	0.151%
	Liquidations (4)	$23,079	$ 19,811	$82,420	$76,266	$72,326	$58,406	$68,163
	Net losses (recoveries)/liquidations	-0.002%	-0.010%	-0.004%	-0.003%	-0.014%	0.063%	0.034%
Trust	Net losses/average principal balance (3) (5) (6) (7)	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%

1) For periods ending after September 30, 2011, average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated. For periods prior to September 30, 2011, average principal balance for each period indicated is the average of the average principal balances for each month in such period based on the average of the daily principal balances for such month.
2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in such assets, the net losses experienced by the trust may be higher.
3) For the non-annual periods, the percentages are annualized.
4) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.
5) The Trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.
6) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.
7) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes

Note: Recent period recoveries are a result of enforcement actions against prior year status dealers

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